                                                                     EXHIBIT 5.1

(COOLEY GODWARD LETTERHEAD)

September 12, 2003

PeopleSoft, Inc.
4460 Hacienda Drive
Pleasanton, California 94588

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by PeopleSoft, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering up to $41,000,000 of deferred obligations (the "Plan Obligations") pursuant to its Executive 401(k) Plan and Executive Deferred Compensation Plan (collectively, the "Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

(i) the Plan Obligations, when issued in accordance with the Plan, the Registration Statement and related Prospectus, will be binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

(ii) the Plan is by its terms intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated employees. To the extent that provisions of the Employee Retirement Income Security Act ("ERISA") apply to unfunded plans maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated employees, the Plan complies with those requirements of ERISA.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:  /S/ THOMAS Z. REICHER
     -------------------------
        Thomas Z. Reicher